Exhibit 10.2

Written description of the loan agreement with Yan Wang

Loan Agreement Between:

Yan Wang and Vesta International, Corp.

Terms of the Loan Agreement:

1.

Ms. Wang a may provide Loans to Vesta International, Corp. from time to time to help pay for company expenses.

2.

The Loans are non-interest bearing and payable to Ms. Wang upon demand.

3.

Ms. Wang does not have any obligation to provide Loans to Vesta International, Corp. and may do so only if she wishes.